Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Bright Horizons Family Solutions Inc.

Watertown, Massachusetts

We have audited the accompanying consolidated balance sheets of Bright Horizons Family Solutions Inc. and subsidiaries (the “Company”) as of December 31, 2011 and 2012, and the related consolidated statements of operations, comprehensive (loss) income, changes in stockholders’ deficit, and cash flows for each of the three years in the period ended December 31, 2012. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Bright Horizons Family Solutions Inc. and subsidiaries as of December 31, 2011 and 2012, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2012, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

March 26, 2013 (November 8, 2013 as to the effects of the retrospective adjustment related to the acquired goodwill and deferred income taxes related to the acquisition of Huntyard Limited described in Notes 2, 5 and 11)

BRIGHT HORIZONS FAMILY SOLUTIONS INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	December 31,
	2011	2012
ASSETS
Current assets:
Cash and cash equivalents	$30,448	$34,109
Accounts receivable—net	60,656	62,714
Prepaid expenses and other current assets	22,572	27,827
Current deferred income taxes	10,529	11,367

Total current assets	124,205	136,017

Fixed assets—net	237,157	340,376
Goodwill	947,371	997,344
Other intangibles—net	453,117	432,580
Deferred income taxes	1,814	132
Other assets	7,500	9,659

Total assets	$1,771,164	$1,916,108

LIABILITIES, NONCONTROLLING INTEREST AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Current portion of long-term debt	$4,814	$2,036
Accounts payable and accrued expenses	89,033	97,207
Deferred revenue	90,845	90,563
Other current liabilities	8,980	12,087

Total current liabilities	193,672	201,893

Long-term debt	794,443	904,607
Accrued rent and related obligations	18,580	24,944
Other long-term liabilities	22,526	23,717
Deferred revenue	3,878	3,727
Deferred income taxes	156,144	148,880

Total liabilities	1,189,243	1,307,768

Commitments and contingencies (Note 14)

Redeemable noncontrolling interest	15,527	8,126

Common stock, Class L, $0.001 par value, at accreted distribution value:
Authorized: 1,500,000 shares
Issued: 1,318,970, and 1,327,115 shares at December 31, 2011 and 2012, respectively
Outstanding: 1,317,581, and 1,327,115 shares at December 31, 2011 and 2012, respectively	772,422	854,101

Stockholders’ deficit:
Common stock, Class A, $0.001 par value:
Authorized: 14,500,000 shares
Issued: 6,024,395 and 6,062,653 shares at December 31, 2011 and 2012, respectively
Outstanding: 6,018,051 and 6,062,653 shares at December 31, 2011 and 2012, respectively	6	6
Additional paid-in capital	126,932	150,088
Treasury stock, at cost: 6,344 Class A shares at December 31, 2011	(125)	-
Accumulated other comprehensive loss	(14,161)	(8,816)
Accumulated deficit	(318,680)	(395,165)

Total stockholders’ deficit	(206,028)	(253,887)

Total liabilities, noncontrolling interest, common stock and stockholders’ deficit	$1,771,164	$1,916,108

See notes to consolidated financial statements.

BRIGHT HORIZONS FAMILY SOLUTIONS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share data)

	Years ended December 31,
	2010	2011	2012
Revenue	$878,159	$973,701	$1,070,938
Cost of services	698,264	766,500	825,168

Gross profit	179,895	207,201	245,770
Selling, general and administrative expenses	83,601	92,938	123,373
Amortization	27,631	27,427	26,933

Income from operations	68,663	86,836	95,464
Gains from foreign currency transactions	-	835	-
Interest income	28	824	152
Interest expense	(88,999)	(82,908)	(83,864)

(Loss) income before income taxes	(20,308)	5,587	11,752
Income tax benefit (expense)	10,314	(825)	(3,243)

Net (loss) income	(9,994)	4,762	8,509
Net income attributable to noncontrolling interest	-	3	347

Net (loss) income attributable to Bright Horizons Family Solutions Inc.	$(9,994)	$4,759	$8,162

Accretion of Class L preference	64,712	71,568	79,211
Accretion of Class L preference for vested options	1,251	1,274	5,436

Net loss available to common shareholders	$(75,957)	$(68,083)	$(76,485)

Allocation of net (loss) income to common stockholders—basic and diluted:
Class L	$64,712	$71,568	$79,211
Class A	$(75,957)	$(68,083)	$(76,485)
Earnings (loss) per share:
Class L—basic and diluted	$49.21	$54.33	$59.73
Class A—basic and diluted	$(12.64)	$(11.32)	$(12.62)
Weighted average number of common shares outstanding:
Class L—basic and diluted	1,315,153	1,317,273	1,326,206
Class A—basic and diluted	6,006,960	6,016,733	6,058,512

See notes to consolidated financial statements.

BRIGHT HORIZONS FAMILY SOLUTIONS INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME

(In thousands)

	Years ended December 31,
	2010	2011	2012
Net (loss) income	$(9,994)	$4,762	$8,509
Foreign currency translation adjustments	(1,799)	(5,343)	5,591

Comprehensive (loss) income	(11,793)	(581)	14,100
Comprehensive income (loss) attributable to non-controlling interest	-	1,536	(593)

Comprehensive (loss) income attributable to Bright Horizons Family Solutions Inc.	$(11,793)	$955	$13,507

Accretion of Class L preference	64,712	71,568	79,211
Accretion of Class L preference for vested options	1,251	1,274	5,436

Comprehensive loss attributable to common shareholders	$(77,756)	$(71,887)	$(71,140)

See notes to consolidated financial statements.

BRIGHT HORIZONS FAMILY SOLUTIONS INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

(In thousands, except share data)

	Common Stock Class A		Additional Paid In Capital	Treasury Stock, at Cost	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount
Balance at December 31, 2009	6,011,496	$6	$123,335	$(103)	$(8,558)	$(174,641)	$(59,961)

Stock-based compensation			2,354				2,354
Exercise of stock options	10,488	-	51				51
Purchase of treasury stock				(22)			(22)
Translation adjustments					(1,799)		(1,799)
Accretion of Class L preference						(65,962)	(65,962)
Net loss						(9,994)	(9,994)

Balance at December 31, 2010	6,021,984	6	125,740	(125)	(10,357)	(250,597)	(135,333)

Stock-based compensation			1,158				1,158
Exercise of stock options	2,411	-	12				12
Tax benefit from stock option exercises			22				22
Translation adjustments, net of $1,539 attributable to non-controlling interest					(3,804)		(3,804)
Accretion of Class L preference						(72,842)	(72,842)
Net income attributable to Bright Horizons Family Solutions Inc.						4,759	4,759

Balance at December 31, 2011	6,024,395	6	126,932	(125)	(14,161)	(318,680)	(206,028)

Stock-based compensation			17,596				17,596
Exercise of stock options	86,066	-	440				440
Tax benefit from stock option exercises			874				874
Purchase of treasury stock				(497)			(497)
Acquisition of additional non-controlling interest			4,868		(706)		4,162
Retirement of treasury stock	(47,808)		(622)	622			-
Translation adjustments, net of $246 attributable to non-controlling interest					6,051		6,051
Accretion of Class L preference						(84,647)	(84,647)
Net income attributable to Bright Horizons Family Solutions Inc.						8,162	8,162

Balance at December 31, 2012	6,062,653	$6	$150,088	$-	$(8,816)	$(395,165)	$(253,887)

See notes to consolidated financial statements.

BRIGHT HORIZONS FAMILY SOLUTIONS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Years ended December 31,
	2010	2011	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(9,994)	$4,762	$8,509
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	53,320	55,451	61,348
Amortization of original issue discount and deferred financing costs	6,143	6,330	6,783
Interest paid in kind	18,392	20,902	23,754
Change in the fair value of the interest rate cap	2,258	641	67
Gain on foreign currency transactions	-	(835)	-
Non-cash revenue and other	(983)	(342)	(319)
Impairment losses on long-lived assets	-	1,262	694
Loss (gain) on disposal of fixed assets	497	(636)	437
Stock-based compensation	2,354	1,158	17,596
Deferred income taxes	(13,570)	(5,872)	(12,045)
Changes in assets and liabilities:
Accounts receivable	(6,968)	(1,487)	(1,580)
Prepaid expenses and other current assets	2,241	259	(4,110)
Income taxes	447	27,321	(218)
Accounts payable and accrued expenses	(1,723)	13,303	1,155
Deferred revenue	8,592	7,937	(1,694)
Accrued rent and related obligations	5,791	2,968	6,273
Other assets	2,244	614	(2,180)
Other current and long-term liabilities	1,078	(166)	2,512

Net cash provided by operating activities	70,119	133,570	106,982

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of fixed assets	(39,522)	(42,517)	(69,086)
Proceeds from the disposal of fixed assets	5	4,851	21
Payments for acquisitions—net of cash acquired	(6,387)	(57,326)	(111,825)

Net cash used in investing activities	(45,904)	(94,992)	(180,890)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments of long-term debt	(3,656)	(4,933)	(5,472)
Repayments on line of credit—net	(20,300)	(18,500)	-
Borrowings of long-term debt, net of issuance costs of $2.7 million	-	-	82,321
Purchase of treasury stock	(111)	-	(5,140)
Proceeds from issuance of Class A and Class L common stock	258	59	2,115
Tax benefit from stock-based compensation	312	93	3,381

Net cash (used in) provided by financing activities	(23,497)	(23,281)	77,205

Effect of exchange rates on cash and cash equivalents	360	(287)	364

Net increase in cash and cash equivalents	1,078	15,010	3,661
Cash and cash equivalents—beginning of period	14,360	15,438	30,448

Cash and cash equivalents—end of period	$15,438	$30,448	$34,109

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash payments of interest	$62,111	$54,706	$51,974
Cash payments of taxes	$2,738	$3,062	$12,823
Non-cash accretion of Class L common stock preferred return	$65,962	$72,842	$84,647

See notes to consolidated financial statements.

BRIGHT HORIZONS FAMILY SOLUTIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2011 AND 2012 AND FOR THE YEARS ENDED

DECEMBER 31, 2010, 2011, AND 2012

1.    ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

Organization—Bright Horizons Family Solutions Inc. (“Bright Horizons” or the “Company”) provides workplace services for employers and families throughout the United States, Puerto Rico, Canada, the United Kingdom, Ireland, the Netherlands, and India. Workplace services include center-based child care, education and enrichment programs, elementary school education, back-up dependent care (for children and elders), before and after school care, college preparation and admissions counseling, tuition reimbursement program management, and other family support services.

The Company operates its child care and early education centers under various types of arrangements, which generally can be classified into two categories: (i) the management or cost plus (“Cost Plus”) model, where Bright Horizons manages a work-site child care and early education center under a cost-plus arrangement with an employer sponsor, and (ii) the profit and loss (P&L) model, where the Company assumes the financial risk of the child care and early education center’s operations. The P&L model may be operated under either (a) the sponsor model, where Bright Horizons provides child care and early educational services on a priority enrollment basis for employees of an employer sponsor, or (b) the lease/consortium model, where the Company provides priority child care and early education to the employees of multiple employers located within a real estate developer’s property or the community at large. Under each model type the Company retains responsibility for all aspects of operating the child care and early education center, including the hiring and paying of employees, contracting with vendors, purchasing supplies, and collecting tuition and related accounts receivable.

2013 Initial Public Offering—On January 30, 2013, the Company completed an initial public offering (“the Offering”) and, after the exercise of the overallotment option on February 21, 2013, issued a total of 11.6 million shares of common stock in exchange for $233.3 million, net of offering costs. The Company used the proceeds of the Offering, as well as certain amounts from the 2013 refinancing discussed below, to repay the principal and accumulated interest under its senior notes outstanding on January 30, 2013.

On January 11, 2013, the Company effected a 1–for–1.9704 reverse split of its Class A common stock. All previously reported Class A per share and Class A share amounts in the accompanying financial statements and related notes have been retroactively adjusted to reflect the reverse stock split.

In addition, the Company converted each share of its Class L common stock into 35.1955 shares of Class A common stock, and, immediately following the conversion of its Class L common stock, reclassified the Class A common stock into common stock, for which 475 million shares were authorized. The Company also authorized 25 million shares of undesignated preferred stock for issuance.

2013 Refinancing—On January 30, 2013, the Company entered into new $890.0 million senior secured credit facilities to refinance all of the existing indebtedness under the senior credit facilities and the senior subordinated notes and to modify certain provisions of the senior credit facilities. Significant terms of the refinancing are as follows:

•	$790.0 million term loan facility with a maturity date in 2020;

•	$100.0 million revolving credit facility with a maturity date in 2018;

BRIGHT HORIZONS FAMILY SOLUTIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2011 AND 2012 AND FOR THE YEARS ENDED

DECEMBER 31, 2010, 2011, AND 2012 (continued)

1.    ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (continued)

•

The applicable margin percentages for the loan facilities are 2.0% per annum for base rate loans and 3.0% per annum for LIBOR rate loans provided that the base rate for the term loan may not be lower than 2.0% and LIBOR may not be lower than 1.0%.

The refinancing, which reduced the Company’s overall weighted average interest rate, resulted in a loss on extinguishment of debt of approximately $63.0 million, including redemption premiums on the senior notes, the senior subordinated notes and the Series C new term loans, and the write-off of deferred financing costs associated with this indebtedness, which we recorded in the first quarter of 2013. See Note 9, “Credit Arrangements and Debt Obligations”, for additional information regarding long-term debt.

Basis of Presentation—On May 28, 2008, Bright Horizons Family Solutions, Inc. (the “Predecessor”) completed a transaction (the “Merger”) with investment funds affiliated with Bain Capital Partners, LLC (the “Sponsor”), pursuant to which a wholly-owned merger subsidiary was merged with and into the Predecessor, which converted to a single member limited liability corporation (LLC), Bright Horizons Family Solutions LLC, and continued as the surviving corporation. Bright Horizons Family Solutions LLC is a wholly-owned subsidiary of Bright Horizons Capital Corp., which is in turn a wholly- owned subsidiary of Bright Horizons Family Solutions Inc., which is controlled by investment funds affiliated with the Sponsor. In July 2012, Bright Horizons Family Solutions Inc. changed its name from Bright Horizons Solutions Corp.

As part of the Merger, a new basis of accounting was established and the purchase price was allocated to the assets acquired and liabilities assumed based on their fair values.

Principles of Consolidation—The consolidated financial statements include the accounts of the Company and its subsidiaries. Intercompany balances and transactions have been eliminated in consolidation.

Reclassifications—Certain reclassifications have been made to the prior year balances to conform to the current year’s presentation, with no impact on prior year earnings or shareholders’ equity.

Use of Estimates—The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, as well as the reported amounts of revenue and expenses during the reporting period. The Company’s significant accounting policies in the preparation of the consolidated financial statements relate to revenue recognition, goodwill and other intangibles, income taxes and common stock valuation and stock-based compensation. Actual results may differ from management’s estimates.

Foreign Operations—The functional currency of the Company’s foreign subsidiaries is their local currency. The assets and liabilities of the Company’s foreign subsidiaries are translated into U.S. dollars at exchange rates in effect at the balance sheet date. Income and expense items are translated at the average exchange rates prevailing during the period. The cumulative translation effect for

BRIGHT HORIZONS FAMILY SOLUTIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2011 AND 2012 AND FOR THE YEARS ENDED

DECEMBER 31, 2010, 2011, AND 2012 (continued)

1.    ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (continued)

subsidiaries using a functional currency other than the U.S. dollar is included in accumulated other comprehensive income or loss as a separate component of stockholders’ equity.

The Company’s intercompany accounts are denominated in the functional currency of the foreign subsidiary. Gains and losses resulting from the remeasurement of intercompany receivables that the Company considers to be of a long-term investment nature are recorded as a cumulative translation adjustment in accumulated other comprehensive income or loss as a separate component of stockholders’ equity, while gains and losses resulting from the remeasurement of intercompany receivables from those foreign subsidiaries for which the Company anticipates settlement in the foreseeable future are recorded in the consolidated statement of operations. The net gains and losses recorded in the consolidated statements of operations for the years ended December 31, 2010 and 2012 were not significant. The Company recorded a net foreign currency gain of $0.8 million in the consolidated statement of operations for the year ended December 31, 2011 as a result of the settlement of an intercompany note during the year. There were no settlements of intercompany notes during the year ended December 31, 2012.

Fair Value of Financial Instruments—The Company estimates fair value for certain assets and liabilities and categorizes them based upon the level of judgment associated with the inputs used to measure their fair value and the level of market price observability.

The Company also develops internal estimates of fair value when the volume and level of activity for the asset or liability has significantly decreased or in those circumstances that indicate when a transaction is not orderly.

Financial instruments measured and reported at fair value are classified in one of the following categories:

Level 1—Quoted prices are available in active markets for identical investments as of the reporting date.

Level 2—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets.

Level 3—Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

The hierarchy requires the use of observable market data when available. The Company considers relevant and observable market prices in its valuations where possible.

Fair value measurements, including those categorized as Level 3, are prepared and reviewed at each reporting period.

BRIGHT HORIZONS FAMILY SOLUTIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2011 AND 2012 AND FOR THE YEARS ENDED

DECEMBER 31, 2010, 2011, AND 2012 (continued)

1.    ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (continued)

The Company’s financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable, and short and long-term debt. The fair value of the Company’s financial instruments approximates their carrying value. The following table shows the carrying value and the fair value of the Company’s long-term debt at December 31, 2011 and 2012 (in millions):

	December 31, 2011		December 31, 2012
	Carrying Value	Fair Value	Carrying Value	Fair Value
Long-term debt	$825	$898	$927	$973

The fair value of the Company’s long-term debt was based on quoted market prices when available. When quoted market prices were not available, the fair value of long-term debt was based on quoted market prices of comparable instruments adjusted for differences between the quoted instruments and the instruments being valued, or was estimated using discounted cash flow analyses, based on current incremental borrowing rates for similar types of borrowing arrangements. The Company based its determination of fair value on quoted market prices for the Company’s Tranche B and Series C term loans, which are classified within Level 1 of the fair value hierarchy. The Company based its determination of fair value on current incremental borrowing rates for similar debt for the senior notes and senior subordinated notes, which are classified within Level 2 of the fair value hierarchy. Significant increases/decreases in yields and borrowing rates could result in significantly higher (lower) fair value measurements. The Company’s interest rate cap for its Tranche B term loans is carried at fair value and is included in other assets on the consolidated balance sheets. The interest rate cap was valued at less than $0.1 million at December 31, 2011 and 2012. The fair value of the Company’s interest rate cap is based on model-derived valuations that use observable inputs and market data, which are classified as Level 2 of the fair value hierarchy. Gains and losses associated with changes in the fair value of the interest rate cap are included in interest expense on the consolidated statements of operations.

See Note 9, “Credit Arrangements and Debt Obligations”, for additional information regarding long-term debt and the interest rate cap.

The Company’s policy with respect to transfers between levels of the fair value hierarchy is to recognize transfers into and out of each level as of the end of the reporting period. There have been no transfers between levels during the years ending December 31, 2010, 2011 and 2012.

Concentrations of Credit Risk—Financial instruments that potentially expose the Company to concentrations of credit risk consist mainly of cash and cash equivalents and accounts receivable. The Company mitigates its exposure by maintaining its cash and cash equivalents in financial institutions of high credit standing. The Company’s accounts receivable, which are derived primarily from the services it provides, are dispersed across many clients in various industries with no single client accounting for more than 10% of the Company’s net revenue or accounts receivable. The Company believes that no significant credit risk exists at December 31, 2011 and 2012.

Cash and Cash Equivalents—The Company considers all highly liquid investments with maturities when purchased of three months or less to be cash equivalents. Cash equivalents consist primarily of institutional money market accounts.

BRIGHT HORIZONS FAMILY SOLUTIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2011 AND 2012 AND FOR THE YEARS ENDED

DECEMBER 31, 2010, 2011, AND 2012 (continued)

1.    ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (continued)

The Company’s cash management system provides for the funding of the main bank disbursement accounts on a daily basis as checks are presented for payment. Under this system, outstanding checks may be in excess of the cash balances at certain banks, creating book overdrafts. There were no book overdrafts at December 31, 2011 and 2012.

Accounts Receivable—The Company generates accounts receivable from fees charged to parents and employer sponsors and, to a lesser degree, government agencies. The Company monitors collections and payments and maintains a provision for estimated losses based on historical trends, in addition to provisions established for specific collection issues that have been identified. Accounts receivable are stated net of this allowance for doubtful accounts.

Activity in the allowance for doubtful accounts is as follows (in thousands):

	Years ended December 31,
	2010	2011	2012
Beginning balance	$1,675	$1,691	$1,514
Provision	1,516	1,043	734
Write offs and adjustments	(1,500)	(1,220)	(621)

Ending balance	$1,691	$1,514	$1,627

Fixed Assets—Property and equipment, including leasehold improvements, are carried at cost less accumulated depreciation or amortization. Depreciation is calculated on a straight-line basis over the estimated useful lives of the assets. Leasehold improvements are amortized on a straight-line basis over the shorter of the lease term or their estimated useful lives. The cost and accumulated depreciation of assets sold or otherwise disposed of are removed from the consolidated balance sheet and the resulting gain or loss is reflected in the consolidated statements of operations.

Expenditures for maintenance and repairs are expensed as incurred, whereas expenditures for improvements and replacements are capitalized. Depreciation is included in cost of services and selling, general and administrative expenses depending on the nature of the expenditure.

Goodwill and Intangible Assets—Goodwill represents the excess of cost over the fair value of the net tangible and identifiable intangible assets acquired in a business combination. The Company’s intangible assets principally consist of various customer relationships and contractual rights, and trade names.

Goodwill and intangible assets with indefinite lives are not subject to amortization, but are tested annually for impairment or more frequently if there are indicators of impairment. The Company tests goodwill for impairment by comparing the fair value of each reporting unit to its carrying value. The Company performs its annual impairment test as of December 31. The first step of the goodwill impairment test compares the fair value of the reporting unit with its carrying amount, including goodwill. Fair value for each reporting unit is determined by estimating the present value of expected future cash flows, which are forecasted for each of the next ten years, applying a long-term growth rate to the final year, discounted using the Company’s estimated discount rate. If the fair value of the

BRIGHT HORIZONS FAMILY SOLUTIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2011 AND 2012 AND FOR THE YEARS ENDED

DECEMBER 31, 2010, 2011, AND 2012 (continued)

1.    ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (continued)

Company’s reporting unit exceeds its carrying amount, the goodwill of the reporting unit is considered not impaired. If the carrying amount of the Company’s reporting unit exceeds its fair value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss, if any. The second step of the goodwill impairment test, used to measure the amount of impairment loss, compares the implied fair value of the affected reporting unit’s goodwill with the carrying value of that goodwill. No goodwill impairment losses were recorded in the years ended December 31, 2010, 2011, or 2012.

We test certain trademarks that are included in our indefinite-lived intangible assets, by comparing the fair value of the trademarks with their carrying value. We estimate the fair value first by estimating the total revenue attributable to the trademarks and then by applying a royalty rate determined by an analysis of empirical, market-derived royalty rates for guideline intangible assets, consistent with the initial valuation and then comparing the estimated fair value of our trademarks with the carrying value. This approach takes into effect level 3 and unobservable inputs. Impairment losses of $0.4 million were recorded in the years ended December 31, 2011 and 2012 in relation to certain trade names with indefinite lives, which have been included in selling, general and administrative expenses. No impairment losses were recorded in the year ended December 31, 2010 in relation to intangible assets.

Intangible assets that are separable from goodwill and have determinable useful lives are valued separately and are amortized over the estimated period benefited, ranging from four to seventeen years. Intangible assets related to parent relationships are amortized using the double declining balance method over their useful lives. All other intangible assets are amortized on a straight line basis over their useful lives.

Impairment of Long-Lived Assets—The Company reviews long-lived assets for possible impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Impairment is assessed by comparing the carrying amount of the asset to the estimated undiscounted future cash flows over the asset’s remaining life. If the estimated cash flows are less than the carrying amount of the asset, an impairment loss is recognized to reduce the carrying amount of the asset to its estimated fair value less any disposal costs. Fair value can be determined using discounted cash flows and quoted market prices based on level 3 inputs. The Company recorded fixed asset impairment losses of $0.1 million, $0.8 million and $0.3 million in the years ended December 31, 2010, 2011 and 2012, respectively, which have been included in cost of sales.

Deferred Revenue—The Company records deferred revenue for prepaid tuition and management fees and amounts received from consulting projects in advance of services being performed. The Company is also a party to agreements where the performance of services extends beyond the current operating cycle. In these circumstances, the Company records a long-term obligation and recognizes revenue over the period of the agreement as the services are rendered.

Leases and Accrued Rent—The Company leases space for certain of its centers and corporate offices. Leases are evaluated and classified as operating or capital for financial reporting purposes. The Company recognizes rent expense from operating leases with periods of free rent, tenant

BRIGHT HORIZONS FAMILY SOLUTIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2011 AND 2012 AND FOR THE YEARS ENDED

DECEMBER 31, 2010, 2011, AND 2012 (continued)

1.    ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (continued)

allowances and scheduled rent increases on a straight-line basis over the applicable lease term. The difference between rents paid and straight-line rent expense is recorded as accrued rent.

Discount on Long-Term Debt—Original issue discounts on the Company’s debt are recorded as a reduction of long-term debt and are amortized over the life of the related debt instrument in accordance with the effective interest method. Amortization expense is included in interest expense in the consolidated statements of operations.

Deferred Financing Costs—Deferred financing costs are recorded as a reduction of long-term debt and are amortized over the life of the related debt instrument in accordance with the effective interest method. Amortization of this expense is included in interest expense in the consolidated statements of operations.

Other Long-Term Liabilities—Other long-term liabilities consist primarily of amounts payable to clients, pursuant to terms of operating agreements or for deposits held by the Company, and obligations for uncertain tax positions.

Income Taxes—The Company accounts for income taxes using the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and for tax carryforwards, such as net operating losses. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the provision for income taxes in the period that includes the enactment date. The Company records a valuation allowance to reduce the carrying amount of deferred tax assets if it is more likely than not that such asset will not be realized. Additional income tax expense is recognized as a result of recording valuation allowances. The Company does not recognize a tax benefit on losses in foreign operations where it does not have a history of profitability. The Company records penalties and interest on income tax related items as a component of tax expense.

Obligations for uncertain tax positions are recorded based on an assessment of whether the position is more likely than not to be sustained by the taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits in income tax expense.

Noncontrolling Interest—The Company recorded the redeemable noncontrolling interest from its initial acquisition of a 63% ownership interest of a company in the Netherlands at fair value at the date of acquisition. The difference between the acquisition price and carrying value of the redeemable non-controlling interest of any additional interest acquired is recorded as an adjustment to additional paid in capital. Any accumulated other comprehensive income (loss) associated with the additional acquired interest is recorded as other comprehensive income (loss) of the Company.

In connection with the initial acquisition, the Company entered into put and call option agreements with the minority shareholders for the purchase of the noncontrolling interest at a future date at a value based on a contractually determined formula. As a result of the option agreements, the noncontrolling interest is considered redeemable and is classified as temporary equity on the Company’s consolidated balance sheet.

BRIGHT HORIZONS FAMILY SOLUTIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2011 AND 2012 AND FOR THE YEARS ENDED

DECEMBER 31, 2010, 2011, AND 2012 (continued)

1.    ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (continued)

The noncontrolling interest is reviewed at each subsequent reporting period and adjusted, as needed, to reflect its then redemption value.

Revenue Recognition—The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the fee is fixed and determinable, and collectability is reasonably assured.

Center-based care revenues consist primarily of tuition, which consists of amounts paid by parents, supplemented in some cases by payments from employer sponsors and, to a lesser extent, by payments from government agencies. Revenue may also include management fees, operating subsidies paid either in lieu of or to supplement parent tuition, and fees for other services. Revenue for center-based care is recognized as the services are performed.

The Company enters into contracts with its employer sponsors to manage and operate their child care and early education centers and/or for the provision of back-up dependent care and other educational advisory services under various terms. The Company’s contracts to operate child care and early education centers are generally three to ten years in length with varying renewal options. The Company’s contracts for back-up dependent care and other educational advisory services are generally one to three years in length with varying renewal options. Revenue for these services is recognized as they are performed.

Common Stock Valuation and Stock-Based Compensation—The Company accounts for stock-based compensation using a fair value method. Stock-based compensation expense is recognized in the consolidated financial statements based on the grant-date fair value of the awards that are expected to vest. This expense is recognized on a straight-line basis over the requisite service period, which generally represents the vesting period, of each separately vesting tranche. The Company calculates the fair value of stock options using the Black-Scholes option-pricing model.

The key assumption in determining the fair value of stock-based awards on the date of grant is the fair value of the underlying Class L and Class A shares of common stock (collectively referred to herein as “common stock”). The fair value of the underlying common stock is determined using valuation models that rely primarily on a discounted cash flow approach to determine the enterprise value and the probability weighted expected return method to allocate the value of the invested capital to the two classes of stock.

Comprehensive (Loss) Income—Comprehensive (loss) income is comprised of net (loss) income and foreign currency translation adjustments, and is reported in the consolidated statements of comprehensive (loss) income net of taxes for all periods presented. The Company does not provide for U.S. income taxes on the portion of undistributed earnings of foreign subsidiaries that is intended to be permanently reinvested. Therefore, taxes are not provided for the related currency translation adjustments.

Earnings (Loss) Per Share—Net earnings (loss) per share is calculated using the two-class method, which is an earnings allocation formula that determines net income (loss) per share for the holders of the Company’s Class L and Class A shares. The Class L shares contain participation rights

BRIGHT HORIZONS FAMILY SOLUTIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2011 AND 2012 AND FOR THE YEARS ENDED

DECEMBER 31, 2010, 2011, AND 2012 (continued)

1.    ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (continued)

in any dividend paid by the Company or upon liquidation of the Company. Net income available to Class A common shareholders includes the effects of any Class L preference amounts. Net income available to shareholders is allocated on a pro rata basis to each share as if all of the earnings for the period had been distributed. Diluted net income (loss) per share is calculated using the treasury stock method for all outstanding stock options and the as-converted method for the Class L shares.

Subsequent Events—Subsequent events have been evaluated up through the date that these consolidated financial statements were filed.

2.    ACQUISITIONS

As part of the Company’s growth strategy to expand through strategic acquisitions, the Company has made the following acquisitions in the years ended December 31, 2010, 2011, and 2012.

2010 Acquisitions

In November 2010, the Company acquired all of the outstanding stock of a child care and early education center in the United States. In December 2010, the Company acquired the assets of a child care and early education center in the United Kingdom and of a provider of tuition management solutions in the United States, which complements the Company’s educational advisory services. The aggregate cash consideration for the acquisitions was $7.1 million. The purchase price for these acquisitions has been allocated based on the estimated fair value of the acquired assets and assumed liabilities at the date of acquisition.

The Company acquired total tangible assets of $1.3 million and assumed liabilities of $0.5 million. In conjunction with these acquisitions, the Company recorded goodwill of $5.4 million and other intangible assets of $0.9 million, consisting of customer relationships and trade names. The identified intangible assets will be amortized over periods of four to nine years. The acquired intangible assets include trade names of $0.2 million that were determined to have indefinite lives.

The fair value of the assets acquired in business combinations in the year ended December 31, 2010 is as follows (in thousands):

Cash paid, net of cash acquired	$6,387
Liabilities assumed	463
Goodwill recognized	(5,407)

Fair value of assets acquired	$1,443

The operating results of the acquired businesses have been included in the Company’s consolidated results of operations from the respective dates of acquisition. The goodwill associated with the asset acquisitions in the United States and the United Kingdom is deductible for tax purposes. The Company incurred deal costs of $0.1 million related to these acquisitions, which have been expensed and are included in selling, general and administrative expenses in the consolidated statements of operations.

BRIGHT HORIZONS FAMILY SOLUTIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2011 AND 2012 AND FOR THE YEARS ENDED

DECEMBER 31, 2010, 2011, AND 2012 (continued)

2.    ACQUISITIONS (continued)

2011 Acquisitions

In March 2011, the Company acquired the assets of 20 child care and early education centers in the United States. Additionally, the Company acquired the assets of a child care and early education center in the United States in November 2011 and of a child care and early education center in the United Kingdom in December 2011. The aggregate cash consideration for the acquisitions was $27.6 million, which related primarily to the March 2011 acquisition. The purchase price for these acquisitions has been allocated based on the estimated fair value of the acquired assets and assumed liabilities at the date of acquisition.

The Company acquired total tangible assets of $2.2 million and assumed liabilities of $0.8 million. In conjunction with these acquisitions, the Company recorded goodwill of $23.4 million and other intangible assets of $2.8 million, consisting primarily of customer relationships. The identified intangible assets will be amortized over periods of five to nine years.

In July 2011, the Company acquired 63% of a company in the Netherlands that operates 20 child care and early education centers for cash consideration of $29.9 million. As a result, this company became a majority-owned subsidiary of the Company, with its operating results included in the Company’s consolidated results of operations and the 37% of ownership interest retained by the previous owners presented as noncontrolling interest on the Company’s consolidated balance sheet. In connection with this transaction, the Company entered into put and call option agreements with the minority shareholders for the purchase of the noncontrolling interest at a future date at a value based on a contractually determined formula. As a result of the option agreements, the noncontrolling interest is considered redeemable and is classified as temporary equity on the Company’s consolidated balance sheet.

The purchase price for this transaction has been allocated based on the estimated fair value of the acquired assets and assumed liabilities at the date of acquisition. The Company acquired total tangible assets of $9.4 million and assumed liabilities of $4.6 million, and recorded noncontrolling interest of $17.1 million. Additionally, the Company recorded goodwill of $39.5 million; other intangible assets of $3.4 million, consisting of customer relationships and trade name; and deferred tax liabilities of $0.7 million related to intangible assets subject to amortization that are not deductible for tax purposes. The identified intangible assets will be amortized over periods of four to ten years.

The fair value of the assets acquired in business combinations in the year ended December 31, 2011 is as follows (in thousands):

Cash paid, net of cash acquired	$57,228
Liabilities assumed	6,159
Noncontrolling interest	17,063
Goodwill recognized	(62,917)

Fair value of assets acquired	$17,533

The goodwill associated with the acquisitions in the United States and the United Kingdom is deductible for tax purposes. The goodwill for the acquisition in the Netherlands is not deductible for tax

BRIGHT HORIZONS FAMILY SOLUTIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2011 AND 2012 AND FOR THE YEARS ENDED

DECEMBER 31, 2010, 2011, AND 2012 (continued)

2.    ACQUISITIONS (continued)

purposes. The Company incurred deal costs of $1.1 million related to these acquisitions, which have been expensed and are included in selling, general and administrative expenses in the consolidated statements of operations.

In the year ended December 31, 2011, the Company also paid approximately $0.1 million related to prior year acquisitions.

The operating results of the acquired businesses have been included in the Company’s consolidated results of operations from the respective dates of acquisition. The operating results for the acquired businesses are included in the Company’s consolidated results of operations beginning March 14, 2011 for the acquisition of 20 centers in the United States and beginning July 20, 2011 for the acquisition in the Netherlands. The acquired businesses contributed revenues of $28.0 million and net loss of $0.5 million for the year ended December 31, 2011. The following pro forma summary presents consolidated information as if the business combinations had occurred on January 1, 2010 (in thousands):

	Pro forma (Unaudited)
	Years ended December 31,
	2010	2011
Revenue	$919,581	$992,247
Net (loss) income attributable to Bright Horizons Family Solutions Inc.	$(9,136)	$7,115

2012 Acquisitions

In May 2012, the Company acquired the outstanding shares of Huntyard Limited, a company that operates 27 child care and early education centers in the United Kingdom, for cash consideration of $110.8 million. The final purchase price for this acquisition has been allocated based on the estimated fair values of the acquired assets and assumed liabilities at the date of acquisition as follows (in thousands):

Cash	$2,872
Accounts receivable	341
Prepaids and other current assets	2,880
Fixed assets	65,843
Intangible assets	6,004
Goodwill	49,573

Total assets acquired	127,513
Accounts payable and accrued expenses	(7,520)
Taxes payable	(656)
Deferred revenue and parent deposits	(3,006)
Deferred taxes	(5,570)

Total liabilities assumed	(16,752)

Purchase price	$110,761

BRIGHT HORIZONS FAMILY SOLUTIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2011 AND 2012 AND FOR THE YEARS ENDED

DECEMBER 31, 2010, 2011, AND 2012 (continued)

2.    ACQUISITIONS (continued)

The Company recorded goodwill of $49.6 million, which will not be deductible for tax purposes. Goodwill related to this acquisition is reported within the full service center-based care segment.

Intangible assets of $6.0 million consist of customer relationships and trade names that will be amortized over five and seven years, respectively. A deferred tax liability of $1.5 million was recorded related to the intangible assets for which the amortization is not deductible for tax purposes.

The Company incurred deal costs of $0.5 million related to this acquisition, which have been expensed and are included in selling, general and administrative expenses in the consolidated statements of operations.

During the second quarter of 2013, the Company obtained additional information to determine the fair values of certain assets acquired and liabilities assumed as of the acquisition date. Based on such information, the Company retrospectively adjusted the accompanying consolidated balance sheet as of December 31, 2012 to increase goodwill by $3.9 million, increase deferred income tax liabilities by $2.5 million and decrease deferred income tax assets by $1.4 million. These adjustments included the effect of $0.1 million of currency translation on the goodwill and deferred income tax balances. There were no changes to the accompanying 2012 consolidated statements of operations or consolidated statements of cash flows.

The operating results for this acquisition are included in the consolidated results of operations from the date of acquisition. The acquired business contributed revenues of $26.3 million and net income of $1.1 million in the year ended December 31, 2012. The following pro forma summary presents consolidated information as if the business combination had occurred on January 1, 2011 (in thousands):

	Pro forma (Unaudited)
	Years ended December 31,
	2011	2012
Revenue	$1,016,125	$1,088,378
Net income attributable to Bright Horizons Family Solutions Inc.	$4,804	$10,329

3.    PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets consist of the following (in thousands):

	December 31,
	2011	2012
Prepaid workers compensation insurance	$9,048	$9,160
Prepaid rent and other occupancy costs	5,947	6,354
Prepaid income taxes	2,087	213
Reimbursable costs	714	4,060
Favorable leases	462	386
Prepaid insurance	1,111	1,341
Deferred initial public offering costs	-	2,189
Other prepaid expenses and current assets	3,203	4,124

	$22,572	$27,827

BRIGHT HORIZONS FAMILY SOLUTIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2011 AND 2012 AND FOR THE YEARS ENDED

DECEMBER 31, 2010, 2011, AND 2012 (continued)

3.    PREPAID EXPENSES AND OTHER CURRENT ASSETS (continued)

Under the terms of the Company’s workers compensation policy, the Company is required to make advances to its insurance carrier pertaining to anticipated claims for all open plan years.

4.    FIXED ASSETS

Fixed assets consist of the following (dollars in thousands):

	Estimated useful lives	December 31,
		2011	2012
	(Years)
Buildings	20 – 40	$71,009	$116,157
Furniture and equipment	3 – 10	63,985	92,919
Leasehold improvements	Shorter of the lease term or the estimated useful life	165,397	206,328
Land	—	29,678	50,882

Total fixed assets		330,069	466,286
Accumulated depreciation and amortization		(92,912)	(125,910)

Fixed assets, net		$237,157	$340,376

The Company recorded depreciation expense of $25.7 million, $28.0 million and $34.4 million for the years ended December 31, 2010, 2011, and 2012, respectively.

5.    GOODWILL AND INTANGIBLE ASSETS

The changes in the carrying amount of goodwill are as follows (in thousands):

	Years ended December 31,
	2011	2012
Beginning balance	$887,895	$947,371
Goodwill additions during the period	62,917	49,573
Adjustments to prior year acquisitions	250	(22)
Tax benefit from the exercise of continuation options	(71)	(2,506)
Effect of foreign currency translation	(3,620)	2,928

Ending balance	$947,371	$997,344

Goodwill as of December 31, 2012 has been retrospectively adjusted in 2013 to reflect an adjustment made within the measurement period for the Huntyard Limited acquisition, which increased goodwill by $3.9 million, increased deferred income tax liabilities by $2.5 million and decreased deferred income tax assets by $1.4 million. These adjustments included the effect of $0.1 million of currency translation on the goodwill and deferred income tax balances.

Goodwill associated with full service center-based care, back-up dependent care and other educational advisory services amounted to $817.3 million, $159.2 million, and $20.8 million, respectively, at December 31, 2012. Substantially all activity associated with goodwill in 2011 and 2012 related to full service center-based care.

BRIGHT HORIZONS FAMILY SOLUTIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2011 AND 2012 AND FOR THE YEARS ENDED

DECEMBER 31, 2010, 2011, AND 2012 (continued)

5.    GOODWILL AND INTANGIBLE ASSETS (continued)

The following tables reflect intangible assets that are subject to amortization (in thousands):

	Weighted average amortization period	Cost	Accumulated amortization	Net carrying amount
December 31, 2011:
Contractual rights and customer relationships	15.0 years	$365,194	$(97,232)	$267,962
Trade names	8.9 years	1,798	(516)	1,282
Non-compete agreements	5 years	54	(29)	25
Other	2.9 years	4,200	(4,200)	-

		$371,246	$(101,977)	$269,269

	Weighted average amortization period	Cost	Accumulated amortization	Net carrying amount
December 31, 2012:
Contractual rights and customer relationships	14.9 years	$370,527	$(124,048)	$246,479
Trade names	9.1 years	3,147	(883)	2,264
Non-compete agreements	5 years	54	(33)	21

		$373,728	$(124,964)	$248,764

The Company also has trade names with net carrying values of $183.8 million at December 31, 2011 and 2012, which were determined to have indefinite useful lives and are not subject to amortization. On an annual basis, these trade names are subject to an evaluation of the remaining useful life to determine whether events and circumstances continue to support an indefinite useful life, as well as testing for impairment.

The Company recorded amortization expense of $27.6 million, $27.4 million and $26.9 million in the years ended December 31, 2010, 2011, and 2012, respectively.

The Company estimates that it will record amortization expense related to intangible assets existing as of December 31, 2012 as follows over the next five years (in millions):

Estimated amortization expense
2013	$26.5
2014	$24.0
2015	$22.5
2016	$22.1
2017	$21.6

BRIGHT HORIZONS FAMILY SOLUTIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2011 AND 2012 AND FOR THE YEARS ENDED

DECEMBER 31, 2010, 2011, AND 2012 (continued)

6.    ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses consist of the following (in thousands):

	December 31,
	2011	2012
Accounts payable	$7,850	$6,319
Accrued payroll and employee benefits	47,950	52,344
Accrued insurance	12,916	13,674
Accrued interest	241	1,430
Accrued occupancy costs	2,272	2,336
Accrued professional fees	1,777	2,135
Other accrued expenses	16,027	18,969

	$89,033	$97,207

7.    OTHER CURRENT LIABILITIES

Other current liabilities consist of the following (in thousands):

	December 31,
	2011	2012
Customer amounts on deposit	$4,932	$6,579
Accrued rent and other occupancy costs	1,116	2,085
Unfavorable leases	500	475
Income taxes payable	994	933
Other miscellaneous liabilities	1,438	2,015

	$8,980	$12,087

8.    OTHER LONG-TERM LIABILITIES

Other long-term liabilities consist of the following (in thousands):

	December 31,
	2011	2012
Customer amounts on deposit	$7,492	$8,481
Liability for uncertain tax positions	11,050	9,966
Other miscellaneous liabilities	3,984	5,270

	$22,526	$23,717

BRIGHT HORIZONS FAMILY SOLUTIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2011 AND 2012 AND FOR THE YEARS ENDED

DECEMBER 31, 2010, 2011, AND 2012 (continued)

9.    CREDIT ARRANGEMENTS AND DEBT OBLIGATIONS

Long-term debt consists of the following (in thousands):

	December 31,
	2011	2012
Tranche B term loans	$350,946	$346,111
Series C new term loans	-	84,363
Senior subordinated notes	300,000	300,000
Senior notes	174,055	197,810
Original issue discount	(10,656)	(8,012)
Deferred financing costs	(15,088)	(13,629)

Total debt	799,257	906,643
Less current maturities	4,814	2,036

Long-term debt	$794,443	$904,607

Long-Term Debt in Place at December 31, 2012

In 2008, in conjunction with the Merger, Bright Horizons Family Solutions LLC (“BHFS LLC”) entered into agreements with lenders consisting of a Credit and Guaranty Agreement (the “Credit Agreement”) in an aggregate principal amount not to exceed $440.0 million and a Note Purchase Agreement and Indenture for the issuance of $300.0 million of senior subordinated notes. In addition, Bright Horizons Capital Corp. (“Capital Corp.”) entered into a Note Purchase Agreement and Indenture for the issuance of $110.0 million of senior notes. In July of 2011, certain terms and provisions of the Credit Agreement and the Indentures were amended in order to permit the acquisition of a 63% ownership interest in a company in the Netherlands and a subsequent follow-on acquisition of the remaining minority equity interests, and to make certain other investment-related changes.

In May of 2012, certain terms and provisions of the Credit Agreement were further amended to permit the acquisition of the outstanding shares of Huntyard Limited, to increase the size of the incremental facility provided under the Credit Agreement by an additional $35.0 million, to $85.0 million, to eliminate the mandatory prepayment provision relating to the issuance of equity interests, and to make other changes to certain other covenants. The full amount of the amended incremental facility under the Credit Agreement was subsequently borrowed by BHFS LLC as Series C new term loans.

Credit and Guaranty Agreement

The Credit and Guaranty Agreement consists of three facilities:

•

$75 million Revolver—BHFS LLC may borrow and repay under the revolving credit facility for a term of six years, terminating on May 28, 2014, with any amounts outstanding at that date payable in full. The net proceeds of the borrowings under the revolving credit facility may be used for general corporate purposes, including, subject to certain sub-limits and covenant requirements, to fund acquisitions and invest in foreign subsidiaries. At BHFS LLC’s option, advances under the revolving credit facility will bear interest at either i) the greater of the

BRIGHT HORIZONS FAMILY SOLUTIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2011 AND 2012 AND FOR THE YEARS ENDED

DECEMBER 31, 2010, 2011, AND 2012 (continued)

9.    CREDIT ARRANGEMENTS AND DEBT OBLIGATIONS (continued)

Federal Funds Rate plus 0.5% or Prime (the Base Rate) plus a spread based on BHFS LLC’s leverage ratio, or ii) LIBOR (the Eurodollar Rate) plus a spread based on BHFS LLC’s leverage ratio. Commitment fees on the unused portion of the line are payable at a rate ranging from 0.375% to 0.500% per annum based on BHFS LLC’s leverage ratio. No amounts were outstanding at December 31, 2011 and 2012 under the revolving credit facility. The weighted average interest rate for the years ended December 31, 2010 and 2011 was 4.8% and 5.5%, respectively. There were no borrowings during the year ended December 31, 2012.

•

$365 million Tranche B Term Loans—The total available amount of $365.0 million in aggregate principal was borrowed in 2008 as of the date of the Merger. Principal repayments of $912,500 are due quarterly and commenced September 30, 2008, with the final payment due on May 28, 2015. As a result of the calculation of Consolidated Excess Cash Flow for 2010, the Company prepaid $4.9 million of principal in March 2011, satisfying all four quarterly principal payments required in 2011 and a portion of the payments required in 2012. As a result of the calculation of Consolidated Excess Cash Flow for 2011, the Company prepaid $4.8 million of principal in March 2012, satisfying the remaining quarterly principal payments required in 2012 and a portion of the payments required in 2013. At BHFS LLC’s option, the term loans bear interest at either i) the greater of the Federal Funds Rate plus 0.5% or Prime (the Base Rate) plus 3.0%, or ii) LIBOR (the Eurodollar Rate) plus 4.0%. Prior to May 28, 2011, the third anniversary of the agreement, both the Base Rate and Eurodollar Rate were subject to floors of 4.5% and 3.5%, respectively. At December 31, 2011 and 2012, $350.9 million and $346.1 million were outstanding in term loans, respectively. The interest rate on the outstanding term loans was 4.3% at December 31, 2011 and 4.2% at December 31, 2012. The weighted average interest rate for the years ended December 31, 2010, 2011 and 2012 was 7.5%, 5.6% and 4.3%, respectively. In 2009, BHFS LLC entered into an interest rate cap agreement with a bank to hedge changes in LIBOR over the term of the agreement such that the maximum interest BHFS LLC would be subject to would be 7.0% plus the spread of 4.0%. The agreement expires June 30, 2014. The interest rate cap is carried at fair value and is included in other assets on the consolidated balance sheets. The interest rate cap, which had an original cost of $1.0 million, had a fair value of less than $0.1 million at December 31, 2011 and 2012. Changes in the fair value of the interest rate cap are recorded in interest expense, which were an increase to interest expense of $2.3 million, $0.6 million, and $0.1 million in the years ended December 31, 2010, 2011 and 2012, respectively.

•

$85 million Series C New Term Loans—The entire $85.0 million available under the incremental facility was borrowed in May 2012. Principal repayments of $212,500 are due quarterly and commenced June 30, 2012, with the final payment due on May 23, 2017. At BHFS LLC’s option, the new term loans bear interest at either i) the greater of the Federal Funds Rate plus 0.5% or Prime (the Base Rate) plus 3.25%, or ii) LIBOR (the Eurodollar Rate) plus 4.25%. Both the Base Rate and Eurodollar Rate are subject to floors of 2.0% and 1.0%, respectively. At December 31, 2012, $84.4 million of Series C new term loans were outstanding and the interest rate on the outstanding loans was 5.3%.

Debt outstanding under the Credit and Guaranty Agreement is secured by substantially all of the assets of the Company’s subsidiaries located in the United States, and is guaranteed by all of the Company’s wholly-owned U.S.-based subsidiaries. The Credit and Guaranty Agreement requires that

BRIGHT HORIZONS FAMILY SOLUTIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2011 AND 2012 AND FOR THE YEARS ENDED

DECEMBER 31, 2010, 2011, AND 2012 (continued)

9.    CREDIT ARRANGEMENTS AND DEBT OBLIGATIONS (continued)

the Company maintain compliance with specified financial ratios and other covenants, including a minimum interest coverage ratio, a maximum total leverage ratio, a maximum capital expenditures requirement, and certain limitations on additional indebtedness, and the acquisitions and dispositions of assets. Amounts outstanding under the Credit and Guaranty Agreement are also subject to mandatory prepayment provisions based on cash flow generation, certain asset sales, or additional debt.

Original Issue Discount

The revolving credit facility and the Tranche B term loans were issued with original issue discount (OID) of $20.5 million; the Series C new term loans issued in May 2012 were issued with OID of $425,000. The OID is amortized over the stated term of each facility with amounts amortized in each period included in interest expense. For the years ended December 31, 2010, 2011, and 2012, the total amount of amortized OID included in interest expense was $2.8 million, $2.9 million and $3.1 million, respectively.

Note Purchase Agreements and Indentures

The Note Purchase Agreements and respective Indentures consist of:

•

$300 million of Senior Subordinated Notes: The senior subordinated notes were issued by BHFS LLC on May 28, 2008, bearing a fixed annual interest rate of 11.5% computed on the basis of a 360-day year and twelve 30-day months. Interest is payable quarterly and the senior subordinated notes mature and are payable in full on May 28, 2018. The senior subordinated notes are guaranteed by all of the Company’s wholly-owned US-based subsidiaries.

•

$110 million of Senior Notes: The senior notes were issued by Capital Corp. on May 28, 2008, bearing a fixed annual interest rate of 13.0% computed on the basis of a 360-day year and twelve 30-day months. Interest is payable quarterly in arrears and the senior notes mature and are payable in full on November 28, 2018. At Capital Corp.’s option, interest due on or before May 28, 2013, is payable in cash or by such interest being added to the principal. At December 31, 2012, the Company had $197.8 million of aggregate principal amount of the senior notes outstanding, which includes the interest that has been added to the principal. The senior notes are not guaranteed by any of the Company’s subsidiaries. Accumulated interest in the amount of $87.8 million added to the principal was due in 2013; however, since the Company used a portion of the proceeds from its initial public offering in 2013 to repay that liability, the amount is presented as a long-term liability at December 31, 2012.

The Indentures and the Note Purchase Agreements do not contain any financial maintenance covenants.

Deferred Financing Fees

BHFS LLC and Capital Corp. incurred financing fees of $27.1 million in connection with the 2008 debt agreements and BHFS LLC incurred an additional $2.3 million related to the 2012 Series C new term loans. These fees are being amortized over the terms of the related debt instruments and such

BRIGHT HORIZONS FAMILY SOLUTIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2011 AND 2012 AND FOR THE YEARS ENDED

DECEMBER 31, 2010, 2011, AND 2012 (continued)

9.    CREDIT ARRANGEMENTS AND DEBT OBLIGATIONS (continued)

amortization is included in interest expense in the consolidated statements of operations. Amortization expense relating to these deferred financing costs for the years ended December 31, 2010, 2011, and 2012, was $3.3 million, $3.4 million and $3.7 million, respectively.

Overdraft Facilities

The Company’s subsidiaries in the United Kingdom maintain an overdraft facility with a U.K. bank to support local short-term working capital requirements. The overdraft facility is repayable upon demand from the U.K. bank. The facility provides maximum borrowings of £0.3 million (approximately $0.5 million at December 31, 2012) and is secured by a cross guarantee by and among the Company’s subsidiaries in the United Kingdom and a right of offset against all accounts maintained by the subsidiaries at the lending bank. The overdraft facility bears interest at the U.K. bank’s base rate plus 2.15%. At December 31, 2011 and 2012, there were no amounts outstanding under the overdraft facility.

The Company’s majority-owned subsidiary in the Netherlands, acquired in 2011, maintains a revolving credit facility with a Dutch bank consisting of a €1.0  million (approximately $1.3 million at December 31, 2012) general facility to support working capital and letter of credit requirements, and a € 1.75 million (approximately $2.3 million at December 31, 2012) current account facility to support the construction and fit out of new child care centers. The current account facility is reduced by € 0.25 million quarterly through January 1, 2014, its termination date. Both facilities are repayable upon demand from the Dutch bank and are secured by a right of offset against all accounts maintained by the Company at the lending bank. The current account facility is secured by an additional pledge of equipment. Both facilities bear interest at the bank’s Euro base rate plus 1.5%. At December 31, 2011 and 2012, there were no amounts outstanding under the facility. The weighted average interest rate for the year ended December 31, 2011 was 5.95%. There were no borrowings during the year ended December 31, 2012.

2013 Debt Refinancing Transactions

$110 million of Senior Notes—On January 30, 2013, the Company used the net proceeds of its initial public offering and certain proceeds from the issuance of a $790.0 million senior secured term loan to redeem the senior notes in full for $213.3 million, including the redemption premium.

New Credit Facility—On January 30, 2013, the Company also entered into new $890.0 million senior secured credit facilities to refinance all of the existing indebtedness under the senior credit facilities and the senior subordinated notes and to reflect modifications to certain provisions of the senior credit facilities. Significant terms of the refinancing are as follows:

•	$790.0 million term loan facility with a maturity date in 2020;

•	$100.0 million revolving credit facility with a maturity date in 2018;

•

The applicable margin percentages for the loan facilities are 2.0% per annum for base rate loans and 3.0% per annum for LIBOR rate loans provided that the base rate for the term loan may not be lower than 2.0% and LIBOR may not be lower than 1.0%.

BRIGHT HORIZONS FAMILY SOLUTIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2011 AND 2012 AND FOR THE YEARS ENDED

DECEMBER 31, 2010, 2011, AND 2012 (continued)

9.    CREDIT ARRANGEMENTS AND DEBT OBLIGATIONS (continued)

Principal payments of $2.0 million are due quarterly and commence March 30, 2013, with the final payment due on January 30, 2020.

The Tranche B term loans and the Series C new term loans were redeemed for an aggregate $433.0 million, including the redemption premium on the Series C new term loans, and the $300.0 million senior subordinated notes were redeemed in full for an aggregate $330.8 million, including the redemption premium.

10.    REDEEMABLE NONCONTROLLING INTEREST

In July 2011 the Company acquired a 63% ownership interest of a company in the Netherlands, and in November 2012, acquired a further 18.5% ownership interest, for an aggregate ownership of 81.5% as of December 31, 2012. See Note 2, “Acquisitions”, for additional information regarding the 2011 acquisition.

The company’s operating results are included in the Company’s consolidated results of operations from the date of acquisition and the minority ownership interest retained by the previous owners is presented as redeemable noncontrolling interest on the Company’s consolidated balance sheets.

The redeemable noncontrolling interest was measured at fair value at the date of acquisition and is reviewed at each subsequent reporting period and adjusted, as needed, to reflect its then redemption value. No adjustments have been recorded to date. The redeemable noncontrolling interest of 63% was recorded at a fair value of $17.1 million at the date of acquisition, which was determined based upon standard valuation techniques using unobservable inputs of discounted cash flow analysis and an industry peer comparable analysis.

The acquisition of the additional 18.5% by the Company in exchange for $3.9 million on November 23, 2012 was treated as an equity transaction and the difference between the acquisition price and carrying value of the redeemable non-controlling interest was recorded as an adjustment to additional paid in capital. The accumulated other comprehensive income associated with the additional acquired interest was also recorded as equity of the Company.

The following is a reconciliation of the changes in the redeemable noncontrolling interest for the years ended December 31, 2011 and 2012 (in thousands):

	Years ended December 31,
	2011	2012
Balance at beginning of the period	$-	$15,527
Fair value at acquisition	17,063	-
Sale of 18.5% of interest to BHFS	-	(7,994)
Net income attributable to noncontrolling interest	3	347
Effect of foreign currency translation	(1,539)	246

Balance at end of period	$15,527	$8,126

BRIGHT HORIZONS FAMILY SOLUTIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2011 AND 2012 AND FOR THE YEARS ENDED

DECEMBER 31, 2010, 2011, AND 2012 (continued)

11.    INCOME TAXES

(Loss) income before income taxes consists of the following (in thousands):

	Years ended December 31,
	2010	2011	2012
United States	$(19,321)	$3,973	$6,882
Foreign	(987)	1,614	4,870

Total	$(20,308)	$5,587	$11,752

Income tax (benefit) expense consists of the following (in thousands):

	Years ended December 31,
	2010	2011	2012
Current tax (benefit) expense
Federal	$2,068	$(2,063)	$8,102
State	1,277	1,517	2,361
Foreign	231	7,120	4,434

	3,576	6,574	14,897
Deferred tax (benefit) expense
Federal	(11,213)	(1,292)	(9,048)
State	(2,419)	523	(1,453)
Foreign	(258)	(4,980)	(1,153)

	(13,890)	(5,749)	(11,654)

Income tax (benefit) expense	$(10,314)	$825	$3,243

The following is a reconciliation of the U.S. Federal statutory rate to the effective rate on pretax (loss) income (in thousands):

	Years ended December 31,
	2010	2011	2012
Federal tax (benefit) expense computed at statutory rate	$(7,108)	$1,956	$4,113
State tax (benefit) expense, net of federal tax	(1,391)	1,502	416
Valuation allowance, net	89	(5,018)	23
Permanent differences and other, net	(1,927)	236	551
Change in tax rate	-	(1,599)	12
Change to uncertain tax positions, net	(151)	4,166	(869)
Foreign rate differential	174	(418)	(1,003)

Income tax (benefit) expense	$(10,314)	$825	$3,243

BRIGHT HORIZONS FAMILY SOLUTIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2011 AND 2012 AND FOR THE YEARS ENDED

DECEMBER 31, 2010, 2011, AND 2012 (continued)

11.    INCOME TAXES (continued)

Significant components of the Company’s net deferred tax liability, which includes the retroactive adjustment as of December 31, 2012, discussed in Notes 2 and 5, are as follows (in thousands):

	December 31,
	2011	2012
Deferred tax assets:
Current deferred tax assets:
Reserve on assets	$525	$679
Liabilities not yet deductible	9,502	10,095
Deferred revenue	326	430
Depreciation	84	207
Other	146	-

	10,583	11,411
Valuation allowance	(3)	(45)

Net current deferred tax assets	10,580	11,366
Non-current deferred tax assets:
Net operating loss and credit carryforwards	6,257	1,918
Liabilities not yet deductible	9,991	12,806
Deferred revenue	471	737
Stock-based compensation	2,606	9,641
Deferred financing costs	1,273	1,018
Other	3,657	2,410

	24,255	28,530
Valuation allowance	(1,007)	(1,037)

Net non-current deferred tax assets	23,248	27,493

Total net deferred tax assets	33,828	38,859
Deferred tax liabilities:
Intangible assets	(163,316)	(158,426)
Depreciation	(14,313)	(17,814)

Total deferred tax liabilities	(177,629)	(176,240)

Net deferred tax liability	$(143,801)	$(137,381)

During 2012, the overall deferred tax liability has decreased, mostly due to the book to tax difference in the treatment of amortization of intangible assets, stock-based compensation and use of net operating losses and credits.

At December 31, 2012, the Company had a deferred tax asset of $1.9 million, representing the tax effect of net operating losses and tax credit carry-forwards. The components of this deferred tax asset are $0.5 million related to net operating losses in a number of states which have expiration dates through 2031 and $1.4 million of foreign net operating losses that will begin to expire in 2031 or can be carried forward indefinitely.

BRIGHT HORIZONS FAMILY SOLUTIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2011 AND 2012 AND FOR THE YEARS ENDED

DECEMBER 31, 2010, 2011, AND 2012 (continued)

11.    INCOME TAXES (continued)

The Company has recorded valuation allowances on certain foreign net operating losses where it has not had a history of profitability.

The Company does not provide for U.S. income taxes on the portion of undistributed earnings of foreign subsidiaries that is intended to be permanently reinvested. These earnings may become taxable in the United States upon the sale or liquidation of these foreign subsidiaries or upon the remittance of dividends. At this time, it is not practicable to estimate the amount of deferred tax liability on such earnings.

Uncertain Tax Positions

The Company follows the authoritative guidance relating to the accounting for uncertainty in income taxes. The Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the consolidated financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement.

A reconciliation of the beginning and ending amounts of unrecognized tax benefits is as follows (in thousands):

	Years ended December 31,
	2011	2012
Beginning balance	$4,420	$7,933
Additions for tax positions of prior years	4,392	474
Additions for tax positions of current year	557	879
Settlements	(1,436)	(474)
Reductions for tax positions of prior years	-	(845)
Lapses of statutes of limitations	-	(778)
Effect of foreign currency adjustments	-	223

Ending balance	$7,933	$7,412

The Company recognizes accrued interest and penalties related to unrecognized tax benefits in income tax expense. The Company’s current provision for income tax expense for the years ended December 31, 2010, 2011, and 2012 included $0.4 million, $0.8 million and $0.3 million, respectively, of interest and penalties related to tax positions of the Company. The liability for total interest and penalties at December 31, 2011 and 2012 was $3.1 million and $2.6 million, respectively, and is included in other long-term liabilities. During the fourth quarter of 2012, the Company partially reduced its reserve for uncertain tax positions due to the lapse in the statute of limitations for prior tax filings. Additionally, the Company received correspondence from a government representative of a foreign jurisdiction which accepted certain tax positions which had been taken in previous filings, thereby indicating that no change to the tax filings would be required; as a result, the uncertain tax benefit related to this matter was reduced in the fourth quarter.

The total amount of unrecognized tax benefits that if recognized would affect the Company’s effective tax rate is $6.6 million. The Company expects the unrecognized tax benefits to change over

BRIGHT HORIZONS FAMILY SOLUTIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2011 AND 2012 AND FOR THE YEARS ENDED

DECEMBER 31, 2010, 2011, AND 2012 (continued)

11.    INCOME TAXES (continued)

the next 12 months if certain tax matters ultimately settle with the applicable taxing jurisdiction during this time frame, or if applicable statutes of limitations lapse. The impact of the amount of such changes to previously recorded uncertain tax positions could range from $0.5 million to $5.6 million.

The Company and its domestic subsidiaries are subject to U.S. Federal income tax as well as multiple state jurisdictions. U.S. Federal income tax returns are typically subject to examination by the Internal Revenue Service (IRS) and the statute of limitations for Federal income tax returns is three years. The Company’s filings for 2009 through 2012 are subject to audit based upon the Federal statute of limitations.

State income tax returns are generally subject to examination for a period of three to five years after filing of the respective return. The state impact of any Federal changes remains subject to examination by various states for a period of up to one year after formal notification to the states. There were no significant settlements of state audits during 2012. As of December 31, 2012, there were not any state income tax audits in process.

The Company is also subject to corporate income tax at its subsidiaries located in the United Kingdom, the Netherlands, India, Canada, Ireland, and Puerto Rico. The tax returns for the Company’s subsidiaries located in foreign jurisdictions are subject to examination for periods ranging from one to seven years.

12.    STOCKHOLDERS’ EQUITY AND STOCK-BASED COMPENSATION

Equity Incentive Plan

The Company has an incentive compensation plan (the “Plan”) under which it was authorized to grant options to acquire 0.8 million shares of Class A common stock to employees and directors, as well as to consultants and advisors to the Company. On March 9, 2012 the stockholders of the Company voted to increase the number of shares available to be issued in respect of awards granted under the Plan to 150,000 shares of Class L common stock and 1.5 million shares of Class A common stock.

Stock options granted under the Plan are subject to either a service condition or a service condition and a performance condition, and expire at the earlier of ten years from date of grant or termination of the holder’s employment with the Company, unless such termination was due to death, disability or retirement, unless otherwise determined by the Administrator of the Plan. The majority of the options have a requisite service period of five years, with 40% of the options vesting on the second anniversary of the date of grant and 20% vesting on each of the third, fourth and fifth anniversaries. Certain options have a requisite service period of three to four years, with 33% of the options vesting on the first or second anniversary of the date of grant and 33% vesting on each of the following anniversaries until fully vested. The performance based options additionally require the occurrence of a Change in Control, as defined in the Plan, or the closing of an initial public offering. For stock options granted with a service condition only, stock-compensation expense is recognized on a straight-line basis over the requisite service period of each separately vesting tranche. For stock options granted with a service and performance condition, stock-compensation expense will be recognized upon the Change in Control, as defined in the Plan, or the closing of an initial public offering, to the extent that the requisite service period is already fulfilled.

BRIGHT HORIZONS FAMILY SOLUTIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2011 AND 2012 AND FOR THE YEARS ENDED

DECEMBER 31, 2010, 2011, AND 2012 (continued)

12.    STOCKHOLDERS’ EQUITY AND STOCK-BASED COMPENSATION (continued)

On March 9, 2012, the Board of Directors approved the exchange of existing stock options to acquire Class A common stock for options to acquire a combination of shares of Class A and Class L common stock (the “stock option exchange”). Options to purchase a total of 711,389 shares of Class A common stock were exchanged as of May 2, 2012 for options to acquire 90,630 shares of Class L common stock and 413,953 shares of Class A common stock, based on an exchange ratio of options to purchase approximately 7.9 shares of Class A common stock for a new option to purchase one share of Class L common stock and 4.6 shares of Class A common stock. The exercise price for each new award was $511.51 per share of Class L common stock and $12.00 per share of Class A common stock. All option holders were subject to the exchange. This transaction was accounted for as a modification. The Company expects to incur total incremental stock compensation expense of approximately $19.0 million related to the stock option exchange, of which approximately $13.4 million was recognized in the year ended December 31, 2012 related to the requisite service period already fulfilled. The remaining incremental expense for stock options granted with a service condition will be recognized on a straight-line basis over the remaining requisite service period of each separately vesting tranche of approximately 2 years. The incremental expense for stock options granted with a service condition and a performance condition of approximately $5.0 million will be recognized upon the closing of the initial public offering in January 2013, related to the requisite service period already fulfilled.

As of December 31, 2012, there were approximately 27,923 shares of Class L common stock and 896,523 shares of Class A common stock available for grant.

Treasury Stock

During the years ended December 31, 2010 and 2012, the Company repurchased a total of 1,123 shares and 41,454 shares of Class A common stock, respectively. There were no stock repurchases during the year ended December 31, 2011. The Company accounts for treasury stock under the cost method. On September 21, 2012, the Company retired all of its treasury stock, resulting in a $0.6 million reduction in common treasury stock and additional paid-in capital.

Common Stock

The Company’s charter authorizes the issuance of two classes of common stock, Class L and Class A. The rights of the holders of Class L and Class A shares are identical, except with respect to priority in the event of a liquidation distribution, as defined in the Company’s charter. The Class L common stock is entitled to a preference with respect to all liquidation distributions by the Company until the holders of Class L common stock have received an amount equal to the Class L base amount of $405 per share. Thereafter, the Class L shares and the Class A shares will receive any liquidation distributions made by the Company pro rata based on the number of outstanding Class A shares (treating each Class L share as one outstanding Class A share, subject to appropriate adjustment in the event of any stock split, stock dividend or similar event affecting the Class A shares). In the event of a change of control or an initial public offering of the Company, each outstanding share of Class L common stock is convertible into a number of shares of Class A common stock equal to one (subject to appropriate adjustment in the event of any stock split, stock dividend or similar event affecting the Class A shares) plus a number of additional shares of Class A common stock determined by dividing

BRIGHT HORIZONS FAMILY SOLUTIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2011 AND 2012 AND FOR THE YEARS ENDED

DECEMBER 31, 2010, 2011, AND 2012 (continued)

12.    STOCKHOLDERS’ EQUITY AND STOCK-BASED COMPENSATION (continued)

the accreted preference (which is equal to the Class L base amount of $405 per share plus an amount sufficient to generate an internal rate of return of 10% per annum on the Class L base amount) by the applicable per share price (as defined in the Company’s charter). Class L common stock is classified outside of permanent equity in the consolidated balance sheets at its preferential distribution amount, as the timing of the distribution event is outside of the control of the Company. The Class L preferred return of 10% per annum, compounded quarterly, is added to the Class L preferential distribution amount each period and recorded as an increase to accumulated deficit.

Repurchases of Class L common stock are recorded under the cost method as reductions to Class L common stock. During the years ended December 31, 2010 and 2012, respectively, the Company repurchased a total of 246 shares and 9,076 shares, respectively, of Class L common stock. There were no stock repurchases during the year ended December 31, 2011. All shares of Class L common stock repurchased were retired in 2012.

The following table reflects the changes in Class L common stock for the years ended December 31, 2010, 2011, and 2012 (in thousands, except share data):

	Shares Issued	Shares Outstanding	Amount
Class L common stock, balance at December 31, 2009	1,316,146	1,315,003	$633,452
Issuance of Class L common stock	2,296	2,296	208
Repurchase of Class L common stock	-	(246)	(89)
Accretion of Class L preferred return	-	-	65,962

Class L common stock, balance at December 31, 2010	1,318,442	1,317,053	699,533
Issuance of Class L common stock	528	528	47
Accretion of Class L preferred return	-	-	72,842

Class L common stock, balance at December 31, 2011	1,318,970	1,317,581	772,422
Issuance of Class L common stock	18,610	18,610	1,675
Repurchase of Class L common stock	-	(9,076)	(4,643)
Retirement of treasury stock	(10,465)	-	-
Accretion of Class L preferred return	-	-	84,647

Class L common stock, balance at December 31, 2012	1,327,115	1,327,115	$854,101

Stock-Based Compensation

The Company recognized the impact of stock-based compensation in its consolidated statements of operations for the years ended December 31, 2010, 2011, and 2012 and did not capitalize any amounts on the consolidated balance sheets. In the years ended December 31, 2010, 2011, and 2012, the Company recorded stock compensation expense of $2.4 million, $1.2 million, and $17.6 million, respectively, in selling, general and administrative expenses in the consolidated statements of operations, which generated an income tax benefit of $0.9 million, $0.5 million and $7.1 million, respectively. The stock compensation expense for the year ended December 31, 2012 includes $13.4 million related to the stock option exchange, $3.5 million related primarily to the vested portion of option awards granted during the period, with the remaining $0.7 million related to option awards granted in prior years.

BRIGHT HORIZONS FAMILY SOLUTIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2011 AND 2012 AND FOR THE YEARS ENDED

DECEMBER 31, 2010, 2011, AND 2012 (continued)

12.    STOCKHOLDERS’ EQUITY AND STOCK-BASED COMPENSATION (continued)

There were no share-based liabilities paid during the period.

Stock Options

In conjunction with the Merger, various members of management rolled over certain vested and unexercised options in the Predecessor as investments in the Company; these rolled over options were substituted for continuation options to acquire a combination of shares in the Company in a ratio of 4.6 shares of Class A common stock for every one share of Class L common stock. A total of 472,709 pre-Merger options were rolled over, and substituted for 26,777 options to acquire an aggregate of 26,777 shares of Class L common stock and 122,303 shares of Class A common stock.

These continuation options had been fully expensed by the Predecessor as of the date of the Merger, and, therefore, there is no expense for these options in the accompanying consolidated statements of operations.

On January 11, 2013, the options to purchase shares of Class L common stock were converted into options to purchase common stock based on a conversion factor of 35.1955 and a corresponding adjustment to the exercise price.

The following table reflects stock option activity for the continuation options for the year ended December 31, 2012:

	Weighted Average Remaining Contractual Life in Years	Number of Options on Class L Shares	Class L Weighted Average Exercise Price	Number of Options on Class A Shares	Class A Weighted Average Exercise Price
Outstanding at January 1, 2012	0.9	23,191	$90.00	105,925	$4.93
Exercised		(18,610)	90.00	(85,001)	4.93

Outstanding and Exercisable at December 31, 2012	0.5	4,581	$90.00	20,924	$4.93

The aggregate intrinsic value (pre-tax) was $3.1 million for the Company’s outstanding and exercisable continuation options on Class L shares at December 31, 2012 based on the fair value of the continuation options Class L shares of $774.30. The aggregate intrinsic value (pre-tax) was $0.4 million for the Company’s outstanding and exercisable continuation options on Class A shares at December 31, 2012 based on the fair value of the continuation options Class A shares of $22.00 at December 31, 2012. The aggregate intrinsic value represents the net amount that would have been received by the option holders had they exercised all of their outstanding options and those which were fully vested on that date.

The total aggregate intrinsic value of exercised continuation options was $0.8 million, $0.2 million and $8.4 million for the years ended December 31, 2010, 2011 and 2012, respectively, based on the fair value of Class L common shares of $404.37, $472.70 and $511.51, respectively, and based on the fair value of Class A common shares of $9.99, $17.77, and $12.00, respectively.

BRIGHT HORIZONS FAMILY SOLUTIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2011 AND 2012 AND FOR THE YEARS ENDED

DECEMBER 31, 2010, 2011, AND 2012 (continued)

12.    STOCKHOLDERS’ EQUITY AND STOCK-BASED COMPENSATION (continued)

The fair value of each stock option of Class A and Class L shares granted was estimated on the date of grant using the Black-Scholes option pricing model using the following weighted average assumptions:

	Years ended December 31,
	2010	2011	2012
	Class A Shares	Class A Shares	Class L Shares	Class A Shares
Expected dividend yield	0.0%	0.0%	0.0%	0.0%
Expected stock price volatility	82.0%	82.0%	79.2%	79.2%
Risk free interest rate	1.4%	1.2%	0.68%	0.68%
Expected life of options (years)	3.69	3.47	4.16	4.16
Weighted average fair value per share of options granted during the period	$4.34	$10.40	$291.83	$6.84

The expected stock price volatility is based upon the historical volatility of the Predecessor’s stock price over the expected life of the options, as well as the historical volatility of the stock price over the expected life of the options of similar companies that are publicly traded.

The table below reflects stock option activity under the Company’s equity plan for the year ended December 31, 2012.

	Weighted Average Remaining Contractual Life in Years	Class L Shares		Class A Shares

		Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
Outstanding at January 1, 2012	7.0	-	$-	715,321	$19.76

Exercised		-	-	(1,065)	19.70
Forfeited		-	-	(2,867)	19.70
Cancellations(1)		-	-	(711,389)	19.76
Option exchange(1)		90,630	511.51	413,953	12.00
Granted		32,556	511.51	148,699	12.00
Forfeited or expired		(1,109)	511.51	(5,188)	12.00

Outstanding at December 31, 2012	6.8	122,077	$511.51	557,464	$12.00
Exercisable at December 31, 2012	6.0	40,704	$511.51	185,915	$12.00
Vested and expected to vest at December 31, 2012	6.8	116,834	$511.51	533,641	$12.00

(1)	Represents option exchange consummated on May 2, 2012.

At December 31, 2012, the Company’s outstanding, exercisable, vested and expected to vest options to purchase Class L shares had an aggregate intrinsic value of $32.1 million, $10.7 million and $30.7 million, respectively.

BRIGHT HORIZONS FAMILY SOLUTIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2011 AND 2012 AND FOR THE YEARS ENDED

DECEMBER 31, 2010, 2011, AND 2012 (continued)

12.    STOCKHOLDERS’ EQUITY AND STOCK-BASED COMPENSATION (continued)

At December 31, 2012, the Company’s outstanding, exercisable, vested and expected to vest options to purchase Class A shares had an aggregate intrinsic value of $5.6 million, $1.9 million and $5.3 million, respectively.

Options to purchase Class A shares exercised in 2012 did not have an intrinsic value as the exercise price exceeded their fair value at the date of exercise.

The fair value of pre-tax options that vested during 2012 was $4.2 million for options on Class L common stock and $0.7 million for options on Class A common stock. The fair value (pre-tax) of options that vested during the years ended December 31, 2010 and 2011 were $1.4 million and $0.8 million, respectively.

As of December 31, 2012, there was $12.2 million of total unrecognized compensation expense related to unvested share-based compensation arrangements granted under the Plan. That expense is expected to be recognized over the remaining requisite service period for options with a service condition, and upon a change in control, as defined in the Plan, or the closing of an initial public offering, to the extent that the requisite service period is already fulfilled for options with a service and performance condition. The weighted average remaining requisite service period was approximately two years at December 31, 2012.

Cash received by the Company from the exercise of stock options for the years ended December 31, 2010, 2011 and 2012 was $0.3 million, $0.1 million and $2.1 million, respectively. The actual tax benefits realized for the tax deductions from option exercises were $0.3 million, $0.1 million and $3.4 million in the years ended December 31, 2010, 2011, and 2012, respectively. The Company realizes a tax deduction upon the exercise of non-qualified stock options due to the recognition of compensation expense in the calculation of its taxable income. The amount of the compensation recognized for tax purposes is based on the difference between the market value of the common stock and the option price at the date the options are exercised. Tax benefits related to the exercise of the continuation options were credited to goodwill as they had been previously expensed by the Predecessor.

Options to purchase 31,628 shares Class L common stock and 144,461 shares of Class A common stock vested upon the effectiveness of the Offering on January 24, 2013, which resulted in a compensation charge in the amount of $5.0 million.

13.    EARNINGS PER SHARE

As the Company has both Class L and Class A common stock outstanding and the Class L common stock has a preference with respect to all liquidation distributions, net (loss) earnings per share is calculated using the two-class method, which requires the allocation of earnings to each class of common stock.

The numerator in calculating Class L basic and diluted earnings per share is the Class L preference amount accrued during the year presented plus, if positive, a pro rata share of an amount equal to consolidated net income less the Class L preference amount.

BRIGHT HORIZONS FAMILY SOLUTIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2011 AND 2012 AND FOR THE YEARS ENDED

DECEMBER 31, 2010, 2011, AND 2012 (continued)

13.    EARNINGS PER SHARE (continued)

The numerator in calculating Class A basic and diluted earnings per share is an amount equal to consolidated net income less the Class L preference amount and Class L pro rata share amount, if any.

The weighted average number of common shares in the common diluted earnings per share calculation excludes all Class L shares and stock options outstanding during the respective periods, as they would not be dilutive. The weighted average number of Class L shares in the earnings per share calculation excludes all Class L stock options outstanding during the respective periods as they would not be dilutive. The computation of basic and diluted earnings per common share is as follows (in thousands, except share and per share amounts):

	Years ended December 31,
	2010	2011	2012
Net (loss) income—basic and diluted	$(9,994)	$4,759	$8,162
Accretion of Class L preference	64,712	71,568	79,211
Accretion of Class L preference for vested options	1,251	1,274	5,436

Net (loss) available to common shareholders	$(75,957)	$(68,083)	$(76,485)

Allocation of net (loss) income to common stockholders—basic and diluted:
Class L	$64,712	$71,568	$79,211
Class A	$(75,957)	$(68,083)	$(76,485)

Weighted average number of common shares—basic and diluted:
Class L	1,315,153	1,317,273	1,326,206
Class A	6,006,960	6,016,733	6,058,512

Earnings (loss) per common share—basic and diluted:
Class L	$49.21	$54.33	$59.73
Class A	$(12.64)	$(11.32)	$(12.62)

As of December 31, 2010, 2011, and 2012, there were options outstanding to purchase Class A common stock of 0.7 million shares, 0.8 million shares and 0.6 million shares that may be dilutive in the future. As of December 31, 2010, 2011 and 2012, there were options outstanding to purchase 23,719 shares, 23,191 shares and 126,658 shares of Class L common stock that may be dilutive in the future.

14.    COMMITMENTS AND CONTINGENCIES

Leases

The Company leases various office equipment, child care and early education center facilities and office space under non-cancelable operating leases. Most of the leases expire within ten years and many contain renewal options for various periods. Rent expense for the years ended December 31, 2010, 2011, and 2012 totaled $52.1 million, $57.6 million and $62.8 million, respectively.

BRIGHT HORIZONS FAMILY SOLUTIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2011 AND 2012 AND FOR THE YEARS ENDED

DECEMBER 31, 2010, 2011, AND 2012 (continued)

14.    COMMITMENTS AND CONTINGENCIES (continued)

Future minimum payments as of December 31, 2012 under non-cancelable operating leases are as follows for the years ending December 31 (in thousands):

2013	$61,335
2014	58,750
2015	55,204
2016	50,014
2017	43,533
Thereafter	191,060

Total future minimum lease payments	$459,896

Long-Term Debt

Future minimum payments as of December 31, 2012 of long-term debt, prior to our debt refinancing in January 2013, are as follows for the years ending December 31 (in thousands):

2013	$2,036
2014	4,500
2015	342,125
2016	850
2017	80,963
Thereafter	410,000

Total future principal payments	$840,474

In addition to these obligations, amounts due in 2013 exclude $87.8 million of accumulated interest on the senior notes as of December 31, 2012, which has been added to the principal balance, and that was repaid in 2013 from the proceeds of the Offering as discussed in Note 9, “Credit Arrangements and Debt Obligations”.

The future minimum payments under the new $790.0 million term loans obtained on January 30, 2013 are as follows for each of the following years: $7.9 million in 2013, $7.9 million in 2014, $7.9 million in 2015, $7.9 million in 2016, $7.9 million in 2017, with $750.5 million due thereafter.

Letters of Credit

The Company has eighteen letters of credit outstanding used to guarantee certain rent payments for up to $0.8 million. No amounts have been drawn against these letters of credit.

Litigation

The Company is a defendant in certain legal matters in the ordinary course of business. Management believes the resolution of such legal matters will not have a material effect on the Company’s financial condition, results of operations or cash flows.

BRIGHT HORIZONS FAMILY SOLUTIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2011 AND 2012 AND FOR THE YEARS ENDED

DECEMBER 31, 2010, 2011, AND 2012 (continued)

14.    COMMITMENTS AND CONTINGENCIES (continued)

Insurance and Regulatory

The Company self-insures a portion of its medical insurance plans and has a high deductible workers’ compensation plan. While management believes that the amounts accrued for these obligations are sufficient, any significant increase in the number of claims or costs associated with claims made under these plans could have a material adverse effect on the Company’s financial position, results of operations or cash flows.

The Company’s child care and early education centers are subject to numerous federal, state and local regulations and licensing requirements. Failure of a center to comply with applicable regulations can subject it to governmental sanctions, which could require expenditures by the Company to bring its child care and early education centers into compliance.

15.    EMPLOYEE BENEFIT PLANS

The Company maintains a 401(k) Retirement Savings Plan (the “401(k) Plan”) for all eligible employees. To be eligible for the 401(k) Plan, an employee must be at least 20.5 years of age and have completed their eligibility period of 60 days and 160 hours of service from date of hire. If they do not meet the 160 hours of service requirement, they may be eligible at 12 months provided they have reached 1,000 hours of service from date of hire. The 401(k) Plan is funded by elective employee contributions of up to 50% of their compensation, subject to certain limitations. Under the 401(k) Plan, the Company matches 25% of employee contributions for each participant up to 8% of the employee’s compensation after one year of service. Expense under the plan, consisting of Company contributions and plan administrative expenses paid by the Company, totaled approximately $1.8 million for each of the years ended December 31, 2010 and 2011, and totaled $2.0 million for the year ended December 31, 2012.

16.    SEGMENT AND GEOGRAPHIC INFORMATION

Bright Horizons work/life services are primarily comprised of full service center-based child care, back-up dependent care, elementary education, college preparation and admissions counseling, and tuition assistance, counseling and management services. The Company has identified three reporting segments consisting of full service center-based care, back-up dependent care, and other educational advisory services. Full service center-based care includes the traditional center-based child care, preschool, and elementary education, which have similar operating characteristics and meet the criteria for aggregation under ASC 280, Segment Reporting. Full service center-based care derives its revenues primarily from contractual arrangements with corporate clients and from tuition. The Company’s back-up dependent care services consist of center-based back-up child care, in-home care, mildly ill care, and adult/elder care. The Company’s other education advisory services consists of the remaining services, including college preparation and admissions counseling and tuition assistance, counseling and management services, which do not meet the quantitative thresholds for separate disclosure and are not material for segment reporting individually or in the aggregate. The Company and its chief operating decision makers evaluate performance based on revenues and income from operations.

BRIGHT HORIZONS FAMILY SOLUTIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2011 AND 2012 AND FOR THE YEARS ENDED

DECEMBER 31, 2010, 2011, AND 2012 (continued)

16.    SEGMENT AND GEOGRAPHIC INFORMATION (continued)

The assets and liabilities of the Company are managed centrally and are reported internally in the same manner as the consolidated financial statements; thus, no additional information is produced or included herein.

	Full service center-based care	Back-up dependent care	Other educational advisory services	Total
	(In thousands)
Year ended December 31, 2010
Revenue	$769,235	$99,086	$9,838	$878,159
Amortization of intangibles	25,324	2,057	250	27,631
Income from operations	46,770	21,141	752	68,663

Year ended December 31, 2011
Revenue	$844,595	$114,502	$14,604	$973,701
Amortization of intangibles	25,178	1,947	302	27,427
Income from operations	58,950	28,669	(783)	86,836

Year ended December 31, 2012
Revenue	$922,214	$130,082	$18,642	$1,070,938
Amortization of intangibles	25,906	725	302	26,933
Income from operations	60,154	33,863	1,447	95,464

Revenue and long-lived assets by geographic region are as follows (in thousands):

	Years ended December 31,
	2010	2011	2012
Revenue
North America	$770,848	$843,645	$901,210
Europe and other	107,311	130,056	169,728

Total Revenue	$878,159	$973,701	$1,070,938

	December 31,
	2011	2012
Long-lived assets
North America	$198,468	$230,807
Europe and other	38,689	109,569

Total long-lived assets	$237,157	$340,376

The classification “North America” is comprised of the Company’s United States, Canada and Puerto Rico operations and the classification “Europe and other” includes the Company’s United Kingdom, Netherlands, Ireland, and India operations.

BRIGHT HORIZONS FAMILY SOLUTIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2011 AND 2012 AND FOR THE YEARS ENDED

DECEMBER 31, 2010, 2011, AND 2012 (continued)

17.    TRANSACTIONS WITH RELATED PARTIES

The Company has a management agreement with a significant stockholder. The management agreement has a ten year term which commenced May 28, 2008. Fees of $2.5 million per year have been paid to the significant stockholder in each of the years ended December 31, 2010, 2011 and 2012. These fees are included in selling, general and administrative expenses in the consolidated statements of operations.

In connection with the Offering, the Company and its significant stockholder agreed to terminate the management agreement, which resulted in a payment of $7.5 million by the Company to the Sponsor in 2013.

18.    QUARTERLY RESULTS (UNAUDITED)

In the opinion of the Company’s management, the accompanying unaudited interim consolidated financial statements contain all adjustments which are necessary for a fair presentation of the quarters presented. The operating results for any quarter are not necessarily indicative of the results of any future quarter.

	March 31, 2011	June 30, 2011	September 30, 2011	December 31, 2011
	(In thousands)
Revenue	$232,922	$248,017	$243,877	$248,885
Gross profit	49,296	55,322	49,183	53,400
Income from operations	20,226	25,535	18,293	22,782
Net income (loss)	(1,263)	2,519	(364)	3,870
Net income (loss) attributable to Bright Horizons Family Solutions Inc	(1,263)	2,519	(456)	3,959
Allocation of net (loss) income to common stockholders—basic and diluted:
Class L	16,995	17,608	18,253	18,712
Class A	(18,564)	(15,406)	(19,030)	(15,083)
Earnings (loss) per share:
Class L—basic and diluted	$12.90	$13.37	$13.86	$14.20
Class A—basic and diluted	$(3.09)	$(2.56)	$(3.16)	$(2.51)

	March 31, 2012	June 30, 2012	September 30, 2012	December 31, 2012
	(In thousands)
Revenue	$258,122	$271,463	$267,927	$273,426
Gross profit	58,020	64,553	60,092	63,105
Income from operations	26,104	16,061	25,355	27,944
Net income (loss)	3,590	(1,914)	2,606	4,227
Net income (loss) attributable to Bright Horizons Family Solutions Inc	3,509	(1,967)	2,446	4,174
Allocation of net (loss) income to common stockholders—basic and diluted:
Class L	18,513	19,590	20,298	20,810
Class A	(15,070)	(25,482)	(18,521)	(17,412)
Earnings (loss) per share:
Class L—basic and diluted	$13.99	$14.76	$15.30	$15.68
Class A—basic and diluted	$(2.49)	$(4.20)	$(3.06)	$(2.87)

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